Exhibit 16.1

December 14, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Cvent Holding Corp. statements (formerly known as Dragoneer Growth Opportunities Corp. II) included under Item 4.01 of its Form 8-K dated December 14, 2021. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on December 8, 2021. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York